EXHIBIT 10.1

March 7, 2006

Mr. Kevin Murphy

233 Raymond Road

Marlborough, MA 01752

Dear Kevin,

I very much appreciated the time we were able to spend discussing the professional opportunity for you at Network Engines. Based on that discussion, I have outlined the opportunity I see for you, which I believe presents a challenging technical leadership position.

I would also add that many of the elements in this letter have been in discussion for several weeks with board members and at the executive level relative to your position and potential within the company. To that extent, this letter confirms the support you have in the organization for this position as well as the confidence the organization has in you.

Effective April 1, 2006, the following will take place:

1)	You will be promoted to Chief Technology Officer for Network Engines.

2)	Your base annual salary will be increased to $170,000.

3)

You will receive a $50,000 retention bonus, $20,000 of which will be payable on October 1, 2006, with the remainder payable in equal sums of $15,000 on April 1, 2007 and April 1, 2008 respectively. Payment of these retention bonuses will be contingent upon your continued employment with Network Engines through the payable dates.

4)

You will be eligible to participate in the 2006 Executive Bonus Program, and your incentive compensation will be targeted at $30,000 per annum conditional upon achieving specified corporate and individual goals.

5)	A stock option grant of 100,000 options will be made subject to approval by the Board of Directors at the upcoming March 15th Board Meeting.

Kevin, I would very much like to have you on the executive staff and I hope in a very tangible way this letter reinforces the high regard we have for your ability and considerable contributions to the company. I sincerely look forward to you joining me in leading the organization forward.

Sincerely,

/s/ Gregory A. Shortell

Gregory A. Shortell

President and CEO

Network Engines, Inc.

Accepted:

/s/ Kevin Murphy	March 7, 2006
Kevin Murphy	Date